ABERDEEN ASIA PACIFIC INCOME FUND, INC.
FORMERLY, THE FIRST AUSTRALIA PRIME INCOME FUND, INC.

May 3, 2001

IMPORTANT - PLEASE VOTE TODAY
SAVE YOUR FUND FROM ADDITIONAL EXPENSES

Dear Shareholder:

As we have previously written, the Fund’s Annual Meeting has been adjourned until May 10, 2001 to give shareholders additional time to vote on the proposals to amend the Fund’s investment objective, investment policies and investment restrictions (the “Investment Proposals”). The proposal to eliminate the requirement for shareholder approval of any subsequent changes in the Fund’s investment policies has been withdrawn.

According to our latest records, your shares have not yet been voted. At the time of the originally scheduled Annual Meeting, an insufficient number of shareholders had voted on the Investment Proposals to meet the minimum vote requirement necessary for approval. Because of that vote requirement, a failure to vote on the Investment Proposals has the same effect as a vote against those proposals.

The Investment Proposals would enable the Fund to increase its investment in Asian debt markets and reflect the efforts of the Investment Manager and Investment Adviser to promote investment diversification and flexibility. Your Board has unanimously recommended that shareholders vote for the Investment Proposals.

Please save the Fund from additional solicitation expenses by voting your shares today. Since time is short, we have established a method that will enable you to vote by a toll-free telephone call. Please follow the simple steps listed below.

If you have any questions or need assistance in the last minute voting of your shares, please call Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Thank you for your support,

Aberdeen Asia Pacific Income Fund, Inc.
Formerly, The First Australia Prime Income Fund, Inc.

INSTRUCTIONS

1.     Call Toll-Free 1-XXXXXXXX, anytime, day or night.
2.     Tell the operator that you wish to send a collect Proxygram to ID No. XXXXX,
        Aberdeen Asia Pacific Income Fund, Inc. or The First Australia Prime Income Fund, Inc.
3.     State your name, address and telephone number.
4      State the bank or broker at which your shares are held and your control number as shown below:

Name: XXXXXXX
Broker: XXXXXXX
Control Number: XXXXXXX
Number of Shares XXXXXXX

5.     Give the operator your voting preferences, using the proxy text below.

[Text of Proxy Card]